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                            SUBURBFED FINANCIAL CORP


                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                         Three Months Ended  Nine Months Ended
                                                         September 30, 1997  September 30, 1997
                                                         ------------------  ------------------
Net Income                                                       $ 729,717          $2,077,763
                                                         =================   =================
Weighted average shares outstanding                              1,262,190           1,260,200
Common stock equivalents due to
Dilutive effect of stock options                                    85,709              76,088
                                                         -----------------   -----------------
Total weighted average common shares
and equivalents outstanding                                      1,347,899           1,336,288
                                                         =================   =================
Primary earnings per share                                       $     .54          $     1.55
                                                         =================   =================
Total weighted average common shares
and equivalents outstanding for primary
computation                                                      1,347,899           1,336,288
Additional dilutive shares using the end of
Period market value versus the average market
Value when applying the treasury stock method                        9,647*             19,268*
                                                         -----------------   -----------------
Total weighted average common shares and
Equivalents outstanding for fully diluted
Computation                                                      1,357,546           1,355,556
                                                         =================   =================
Fully diluted earnings per share                                 $     .54          $     1.53
                                                         =================   =================

*Note: If the average share price is greater than the ending price, use average price for both primary and fully diluted calculation.